Exhibit 10.8

November 21, 2011

Ingrid Van Den Hoogen

Via Email:

Dear Ingrid:

On behalf of Silver Spring Networks, Inc. (the “Company”), I am pleased to offer you the position of Chief Marketing Officer, located in Redwood City, California.

The terms of your new position with the Company are as set forth below:

1.	Position. Your title will be, Senior Vice-President, Marketing you will report to me, the Company’s President and Chief Executive Officer. You will begin this new position with the Company on December 19, 2011 (your “Start Date”).

2.	Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

3.	Compensation.

a)	Base Salary. You will be paid a salary of $300,000 per year (your “Base Salary”). Your salary will be payable pursuant to the Company’s regular payroll policy (subject to applicable withholding taxes).

b)	Bonus. You will be entitled to participate in the Silver Spring Networks’ Bonus Plan. Your bonus target is 50% of base salary for the applicable bonus period and subject to the terms and conditions of the applicable bonus plan. For fiscal year 2012, assuming you are meeting specified performance standards, you will be guaranteed 50% of your bonus target, equating to $ 75,000 to be paid in cash compensation on December 31, 2012. The Company’s Human Resources Department will inform you of the details of the plan. The Company reserves the right to vary or terminate (with or without replacement by a further scheme) any bonus scheme in place at any time.

c)	Sign On Bonus. You will be entitled to a one time sign on bonus of $100,000, to be paid 30 days after your hire date in the last pay period in January 2012. You will be required to repay the bonus if you leave the Company voluntarily, or if terminated for cause, within the first 24 months of your employment. The amount of repayment will be pro-rated based upon your time employed with the Company.

d)	Annual Review. Following your first year of employment, your base salary will be reviewed at the end of each calendar year as part of the Company’s normal salary review process.

555 Broadway Street, Redwood City, CA 94063

4.	Stock Options. In connection with the commencement of your employment, the Company will recommend to its Board of Directors that it grant you an option (the “Option”) to purchase 400,000 (four hundred thousand) shares of Common Stock (the “Shares”) with an exercise price equal to the fair market value of the Common Stock on the date of grant. This Option will vest and become exercisable, subject to your continued employment with the Company on such dates, as to 25% of the Shares on the first anniversary of your employment with the Company and as to l/48th of the Shares each month thereafter. Your Option will be granted pursuant to the Company’s stock option plan and you will be asked to execute the Company’s standard form of stock option agreement.

5.	Benefits.

a)	Employee Benefits. The Company will make best efforts to permit you and your eligible family members to participate in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other employee benefit plans or fringe benefit plans or perquisites which are generally available to all employees of the Company and which may become effective from time to time during your employment with the Company.

b)

Vacation. You will be entitled to two and one-half (2 1/2) weeks paid vacation per year, pro-rated for the remainder of this calendar year. Vacation accrues according to the following schedule: 4.16 hours per pay period.

6.	Background & Reference Checks. This offer is contingent upon successful completion of background investigation and reference checks.

7.	Termination of Employment and Severance Benefits. We are pleased to provide you with certain benefits in the event of your termination without “cause” or “constructive termination” from the Company as specifically set forth in Attachment A.

8.	Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”) per Attachment B, prior to or on your Start Date.

9.	At-Will Employment. You understand that your employment with the Company is not for any specified term and will at all times be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability (except as set forth in Attachment A).

10.	No Conflicts. You represent to the Company that your performance of all the terms of this agreement will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this agreement. In addition, as we have advised you, you are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.

555 Broadway Street, Redwood City, CA 94063

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below no later than November 21, 2011. Additionally, as part of your acceptance of the Company’s offer, please return a signed and dated copy of Attachment A (Termination of Employment and Severance Benefits) and Attachment B (the enclosed Confidentiality Agreement). This offer letter, together with Attachments A and B, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. Neither this letter nor Attachments A and B may be modified or amended except by a written agreement, signed by the Company’s Chief Executive Officer and by you.

Very truly yours,

/s/ Scott Lang

Silver Spring Networks, Inc.

Scott Lang
Chairman, President, Chief Executive Officer

ACCEPTED AND AGREED:

INGRID VAN DEN HOOGEN

/s/ INGRID VAN DEN HOOGEN
Signature

12/19/11
Date

Attachments:

1.	Attachment A — Termination of Employment and Severance Benefits

2.	Attachment B — Employee Confidential Information and Invention Assignment Agreement

555 Broadway Street, Redwood City, CA 94063

ATTACHMENT A

TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

1. Termination of Employment.

a) At-Will Employment. Your employment with the Company is at-will, meaning either you or the Company can terminate your employment at any time, with or without cause, and with or without notice. Neither you nor the Company can change the “at will” nature of your employment, unless the CEO of the Company and you sign a written contract that explicitly changes your status as an “at will” employee.

b) Payment & Benefits Upon Termination. Your entitlement to payment and benefits upon termination is as follows:

(i) Termination Without “Cause” or “Constructive Termination”. If your employment is terminated involuntarily without Cause (as defined in Section 3(a), below) or in the event of your “Constructive Termination” (as defined in Section 3(c) below):

(A) you will receive payment for any earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment; and,

(B) in the event you execute and do not revoke a separation agreement, including a release of claims (“Release”), to be drafted by the Company based upon its standard forms, you will be offered the Separation Compensation (as defined in Section 2, below). You will not be entitled to or offered any form of additional severance pay or benefits other than the Separation Compensation (e.g., you will not be entitled to pay or benefits under any employee severance plan that is generally applicable to employees).

(ii) Voluntary Termination. If you voluntarily terminate your employment, or give notice that you will voluntarily terminate your employment at a future date (and whether or not the Company accelerates the effective date of your resignation date that you provide to an earlier termination date), you will receive payment(s) for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of termination. You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

(iii) Termination for Cause. If your employment is terminated for Cause, you will receive payment(s) for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment. You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

2. Separation Compensation. If you are entitled to Separation Compensation under Section 1 above, your “Separation Compensation” will include each of the following:

a. Salary Continuance. You will be offered pay equal to twelve (12) months of your regular base salary and a pro-rated bonus (if any), subject to applicable payroll deductions and withholdings (“Salary Continuance”); provided, however, that should your Termination without Cause or your Constructive Termination occur within the period beginning two months prior to and ending twelve months following a Change of Control, you may be required by the successor entity (at its sole discretion) to continue your employment for up to three (3) months from the date of a Change of Control in order to be eligible to receive the Salary Continuance. The first salary continuance payment equal to three (3) months of your regular base salary shall be made on the thirtieth (30th) day following your termination of employment (unless a longer period is required by law to make the Release effective, in which case the first salary continuance payment shall be made on the sixtieth (60th) day following your termination of employment) provided the Release is effective at such time, and the remainder shall be paid in monthly installments beginning on the 1st day of the fourth month following your termination of employment, and on the 1st day of each month thereafter, until the total payment obligation is fulfilled.

b. Acceleration of Vesting. The vesting applicable to any equity grants made by the Company to you shall accelerate (or the Company’s repurchase right with respect to such shares underlying such equity grants shall lapse) as to either:

(i) that number of shares underlying such equity grant or grants that would have vested on the first anniversary of the date your employment terminates, such acceleration effective immediately prior to such termination; or

(ii) in the event that your termination without Cause or Constructive Termination occurs within the period beginning two (2) months prior to a Charge of Control and ending twelve (12) months following a Change of Control, and provided that you (if requested by the successor entity in its sole discretion) have continued your employment for the three-month period (or such shorter period as may be requested by the successor entity) beginning on the date of a Change of Control, one hundred percent (100%) of the unvested shares underlying such equity grant or grants at the time of termination, such acceleration effective immediately prior to such termination.

c. Other Benefits. The Company will reimburse you for your expenses in continuing medical insurance benefits for you and your family (meaning medical, dental, optical, and mental health, but not life, insurance) under the Company’s benefit plans (or otherwise in obtaining coverage substantially comparable to the coverage provided to you prior to the termination) over the period beginning on the date your employment terminates and ending on the earlier of (a) twelve (12) months following such date, or (b) the date you commence employment with another entity; provided, however, that should your termination without Cause or your Constructive Termination occur within the period beginning two months prior to and ending twelve months following a Change of Control, you may be required by the successor entity (at its sole discretion) to continue your employment for up to three (3) months from the date of a Change of Control in order to be eligible to receive such other benefits.

3. Definitions.

a) Cause. For the purposes of this letter agreement, “Cause” for termination of your employment will exist if you are terminated for any of the following reasons: (i) your material failure to perform your duties and responsibilities to the Company, including but not limited to a failure to cooperate with the Company in any investigation or formal proceeding; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other intentional misconduct that results in material injury to the Company; (iii) the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) you are convicted of, or enter a no contest plea to, a felony; or (v) your willful, wrongful and uncured breach of any of your obligations under any Company policy, written agreement or covenant with the Company (including this letter agreement). The determination as to whether you ere being terminated for Cause shall be made in good faith by the Board. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time as provided in Section 1 above.

b) Change of Control. For purposes of this letter agreement, “Change of Control” of the Company is defined as: (i) the date any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, other than pursuant to a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or (iv) the date of a change in the composition of the Company’s Board of Directors such that a majority of the members of the Board immediately following such change in composition are no longer “Incumbent Directors.”

For purposes of the foregoing clause (iv), “Incumbent Directors” means (a) members of the Company’s Board of Directors as of the date of this letter agreement, or (b) members of the Company’s Board of Directors elected or appointed to the Board following the date of this letter agreement other than in connection with an actual or threatened proxy contest.

c) Constructive Termination. For the purposes of this letter agreement, “Constructive Termination” means the termination of your employment by you following: (A) a material reduction in your job duties and responsibilities, or a material change to your title; provided, however, that following a Change of Control, neither a change in your title to a substantially equivalent title within any successor entity nor a reassignment to a position that is substantially similar to your position prior to the Change of Control shall constitute a material change to your title or a material reduction in your job duties or responsibilities; (B) without your prior written approval, the Company requires you to relocate to a facility or location more than thirty-five (35) miles from the location from the primary location at which you were working for the Company immediately before the required change of location; (C) except as otherwise agreed by you, any reduction of your base salary in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction); or (D) following a Change of Control, the failure of a successor entity to assume this letter agreement. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above you must provide notice to the Company within ninety (90) days of the occurrence of a condition listed above and allow the Company thirty (30) day in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within thirty (30) days of the end of the cure period.

4. Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(l)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

5. Code Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this Agreement shall be either:

a) delivered in full; or

b) delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, (with first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and then a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code), whichever of the foregoing amounts, taking into account the applicable federal, state and local Income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless you and the Company otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this Section shall be made in writing by an accounting firm to be selected by reasonable agreement between you and the Company, whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6. Other Agreements. This Attachment A sets forth the terms of the benefits you are eligible to receive in the event your employment with the Company is terminated in the manner described herein and supersedes any prior representations or agreements, whether written or oral. In the event of a conflict between the terms of this Attachment A and any other agreement you have entered into with the Company (including, without limitation, the cover letter to this Attachment A), the terms of this Attachment A shall apply. The definitions, terms and conditions contained herein may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and by you.

*  *  *

ACCEPTED AND AGREED:

INGRID VAN DEN HOOGEN

/s/ INGRID VAN DEN HOOGEN
Signature

11/21/11
Date